Exhibit 99.1

FOR IMMEDIATE RELEASE

MEDALLION FINANCIAL CORP. REPORTS 2022 FOURTH QUARTER

AND FULL-YEAR RESULTS

NEW YORK, NY – February 22, 2023 – Medallion Financial Corp. (NASDAQ: MFIN, “Medallion” or the “Company”), a specialty finance company that originates and services loans in various consumer and commercial industries, along with offering loan origination services to fintech strategic partners, announced today its results for the quarter and full-year ended December 31, 2022.

2022 Fourth Quarter Highlights

•	Net income was $13.1 million, or $0.57 per share, compared to $19.5 million, or $0.78 per share, in the prior year quarter.

•	Net interest income grew 22% to $43.6 million from $35.6 million in the prior year quarter.

•	Net interest margin was 8.86%, compared to 9.38% in the prior year quarter.

•	Loan originations were $191.9 million, compared to $192.6 million in the prior year quarter.

•	The loan loss provision increased to $9.0 million from $2.6 million in the prior year quarter.

•	The Company declared and paid a quarterly cash dividend of $0.08 per share.

•	The Company repurchased 257,231 shares of its common stock for $1.8 million.

2022 Full-Year Highlights

•	Net income was $43.8 million, or $1.83 per share, compared to $54.1 million, or $2.17 per share, in the prior year.

•	Net interest income grew 26% to $160.4 million from $127.8 million in the prior year.

•	Net interest margin was 9.05%, compared to 9.25% in the prior year.

•	Loan originations increased 32% to $983.9 million from $747.4 million in the prior year.

•	The loan loss provision was $30.1 million for the year, compared to $4.6 million in the prior year.

•	Total assets were $2.3 billion at year-end, a 21% increase over the prior year.

•	The Company reinstated its quarterly dividend in the first quarter, and declared and paid cash dividends for a total of $0.32 per share during the year.

•	The Company repurchased 2,650,911 shares of its common stock, or 10.5% of its outstanding shares at the beginning of the year, during the year for $20.6 million.

Executive Commentary – Andrew Murstein, President of Medallion

“Driven by the continued growth of our loan portfolio, we generated the highest level of net interest income in our 25-plus year history as a public company. Our bottom-line performance remained strong, especially given the normalization of our loan loss provision during the year. This performance enabled us to pay shareholders $0.32 per share in dividends and buy back more than $20 million of our stock, reinforcing our commitment to our shareholders. We believe that our business is positioned to continue to drive shareholder value and help us navigate the current macro environment.”

Business Segment Highlights

Recreation Lending Segment

•	Originations were $79.3 million during the quarter, compared to $95.2 million a year ago.

•	Recreation loans grew 23% to $1.2 billion as of December 31, 2022, compared to $961.3 million a year ago.

•	Recreation loans were 62% of total loans as of December 31, 2022, compared to 65% a year ago.

•	Net interest income grew 11% to $32.7 million for the quarter, from $29.4 million in the prior year quarter.

•	The average interest rate was 14.28% at quarter-end, compared to 14.50% a year ago.

•	Recreation loans 90 days or more past due were $7.4 million, or 0.64% of gross recreation loans, as of December 31, 2022, compared to $3.8 million, or 0.41%, a year ago.

Home Improvement Lending Segment

•	Originations grew to $97.1 million during the quarter, up from $78.3 million of the prior year quarter.

•	Home improvement loans grew 43% to $626.4 million as of December 31, 2022, compared to $436.8 million a year ago.

•	Home improvement loans were 33% of total loans as of December 31, 2022, compared to 29% a year ago.

•	Net interest income grew 17% to $10.1 million for the quarter, from $8.6 million in the prior year quarter.

•	The average interest rate was 8.65% at quarter-end, compared to 8.47% a year ago.

•	Home improvement loans 90 days or more past due were $0.6 million, or 0.09% of gross home improvement loans, as of December 31, 2022, compared to $0.1 million, or 0.03%, a year ago.

Commercial Lending Segment

•	Commercial loans were $92.9 million at December 31, 2022, compared to $76.7 million a year ago.

•	The average interest rate on the portfolio was 12.23%, compared to 12.34% a year ago.

Medallion Lending Segment

•	The Company collected $5.2 million in the fourth quarter and $29.2 million in the full-year.

•

Total net medallion exposure declined to $24.5 million (comprised of $4.1 million of loans net of allowance for loan losses and $20.4 million of loan collateral in process of foreclosure), a 40% reduction from a year ago, and represented 1% of the Company’s total assets, as of December 31, 2022.

Loan Detail

•	During the quarter, net charge-offs were $6.7 million, compared to a benefit of $0.1 million in the prior year quarter.

•	Total loans 90 days or more past due were 0.47% of loans at December 31, 2022, compared to 0.28% at December 31, 2021.

Capital Allocation

Quarterly Dividend

•	The Board of Directors declared a quarterly cash dividend of $0.08 per share payable on March 31, 2023 to shareholders of record at the close of business on March 15, 2023.

Stock Repurchase Plan

•	During the fourth quarter, the Company repurchased 257,231 shares of its common stock at an average cost of $6.98 per share, for a total of $1.8 million.

•	During the year, the Company repurchased 2,650,911 shares of its common stock at an average cost of $7.78 per share, for a total of $20.6 million.

•	As of December 31, 2022, the Company had $20.0 million remaining under its $40 million share repurchase program.

Current Expected Credit Loss (CECL) Adoption

On January 1, 2023, the Company adopted the Current Expected Credit Loss accounting standard (Topic 326), otherwise known as CECL. Our initial calculation of the CECL transition amount as of that date was an $11.6 million increase in our allowance for loan losses, or allowance for credit losses as it is called under CECL, for consumer loans and a $2.2 million increase with respect to our commercial loans. The medallion loan allowance was not affected. With the adoption of CECL, we expect that there will be earlier recognition of credit losses, including a near-term effect of larger loan loss provisions, compared to the previous incurred losses accounting standard.

Conference Call Information

The Company will host a conference call to discuss its fourth quarter and full-year financial results tomorrow, Thursday, February 23, 2023, at 9:00 a.m. Eastern time.

As part of its earnings release, the Company has updated its quarterly supplement presentation, which is now available at www.medallion.com.

•	Conference Call Dial-In: (877) 407-0789 (U.S.) or (201) 689-8562 (international)

•	Live Webcast: Link to Webcast

•	Call Replay: available following the end of the call through Thursday, March 2, 2023, by telephone at (844) 512-2921 (U.S.) or (412) 317-6671 (international), passcode 1373 6324.

•	Webcast Replay: available at http://www.medallion.com/investors.html until the next quarter’s results are announced.

About Medallion Financial Corp.

Medallion Financial Corp. (NASDAQ:MFIN) and its subsidiaries originate and service a growing portfolio of consumer loans and mezzanine loans in various industries. Key industries served include recreation (towable RVs and marine) and home improvement (replacement roofs, swimming pools, and windows). Medallion Financial Corp. is headquartered in New York City, NY, and its largest subsidiary, Medallion Bank, is headquartered in Salt Lake City, Utah. For more information, please visit www.medallion.com.

Forward-Looking Statements

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, net interest income and expenses, other expenses, earnings, growth, and our growth strategy. These statements are often, but not always, made using words or phrases such as “will” and “continue” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These statements relate to future public announcements of our earnings, the impact of the pending SEC investigation, expectations regarding our loan portfolio, the potential for future asset growth and market share opportunities. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. For example, statements about the effects of the current economy, whether inflation or the risk of recession, as well as the COVID-19 pandemic on Medallion’s business, operations, financial performance and prospects constitute forward-looking statements and are subject to the risk that the actual impacts may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond Medallion’s control. In addition to risks relating to the current economy, as well as the COVID-19 pandemic, a description of certain risks to which Medallion is or may be subject, including risks related to the pending SEC litigation, please refer to the factors discussed under the heading “Risk Factors” in Medallion’s 2021 Annual Report on Form 10-K.

Company Contact:

Investor Relations

212-328-2176

InvestorRelations@medallion.com

MEDALLION FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(Dollars in thousands, except share and per share data)	December 31, 2022	December 31, 2021
Assets
Cash, cash equivalents, and federal funds sold	$105,598	$124,484
Equity investments and investment securities	58,785	54,498
Loans	1,916,953	1,488,924
Allowance for loan losses	(63,845)	(50,166)

Net loans receivable	1,853,108	1,438,758

Loan collateral in process of foreclosure	21,819	37,430
Goodwill and intangible assets	172,838	174,283
Other assets	47,731	43,604

Total assets	$2,259,879	$1,873,057

Liabilities
Deposits	$1,607,110	$1,250,880
Long-term debt	219,320	219,973
Accounts payable and other liabilities	27,776	19,113
Deferred tax liabilities and other tax payables	26,753	18,210
Operating lease liabilities	8,396	9,053

Total liabilities	1,889,355	1,517,229

Commitments and contingencies
Total stockholders’ equity	301,736	287,040

Non-controlling interest in consolidated subsidiaries	68,788	68,788

Total equity	370,524	355,828

Total liabilities and equity	$2,259,879	$1,873,057

Number of shares outstanding	23,061,673	25,173,386

Book value per share	$13.08	$11.40

MEDALLION FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Years Ended
	December 31,		December 31,
(Dollars in thousands, except share and per share data)	2022	2021	2022	2021
Total interest income	$54,513	$43,013	$196,621	$158,966
Total interest expense	10,926	7,422	36,185	31,140

Net interest income	43,587	35,591	160,436	127,826

Provision for loan losses	9,013	2,622	30,059	4,622

Net interest income after provision for loan losses	34,574	32,969	130,377	123,204

Other income (loss)
Gain (loss) on equity investments	(206)	10,073	2,779	17,379
Write-down of loan collateral in process of foreclosure	(49)	(207)	(657)	(5,592)
Gain on extinguishment of debt	—	—	—	4,626
Sponsorship and race winnings, net	—	2,414	—	12,567
Other income	1,125	2,377	7,404	2,586

Total other income, net	870	14,657	9,526	31,566

Other expenses
Salaries and employee benefits	7,421	10,048	31,130	31,591
Professional fees	948	617	13,054	5,311
Loan servicing fees	2,140	1,951	8,371	7,013
Collection costs	1,379	1,269	5,314	5,279
Race team related expenses	—	2,340	—	9,559
Other expenses	3,913	3,489	14,184	14,146

Total other expenses	15,801	19,714	72,053	72,899

Income before income taxes	19,643	27,912	67,850	81,871

Income tax provision	5,071	7,644	17,963	24,217

Net income after taxes	14,572	20,268	49,887	57,654

Less: income attributable to the non-controlling interest	1,512	798	6,047	3,546

Total net income attributable to Medallion Financial Corp.	$13,060	$19,470	$43,840	$54,108

Income per common share:
Basic	$0.59	$0.79	$1.86	$2.20
Diluted	$0.57	$0.78	$1.83	$2.17
Weighted average shares outstanding:
Basic	22,286,272	24,647,971	23,583,049	24,599,804
Diluted	22,725,292	24,935,027	23,927,342	24,943,169
Dividends declared per common share	$0.08	$—	$0.32	$—